Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-291347) on Form S-1 of Abpro Holdings, Inc., of our report dated April 15, 2025, except for the 1-for-30 reverse stock split effected on October 31, 2025 described in Note 1 as to which the date is November 6, 2025, relating to the consolidated financial statements of Abpro Holdings, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

November 28, 2025